Exhibit 23.5

Consent of Independent Certified Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form

S-3) and related prospectuses of Asbury Automotive Group, Inc. for the registration of Asbury Automotive Group, Inc. shares of common stock, and to the incorporation by reference therein of our reports dated April 14, 2021, with respect to the combined financial statements of Total Care Auto, Powered by Landcar (“TCA”)., for the years ended December 31, 2020 and 2019.

/s/ Larson & Company, PC
Salt Lake City, Utah November 1, 2021